Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of June 7th, 2024, by and between GT Biopharma, Inc. (the “Company”), and Alan Urban (“Employee”). This Agreement may sometimes refer to the Company or Employee singularly as a “Party” or collectively as the “Parties.”

Article I.
EMPLOYMENT and duties

1.1 Commencement of Employment. The Company agrees to employ Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement, commencing on June 3rd, 2024 (the “Effective Date”).

1.2 Term. The Employee’s employment with the Company under this Agreement will commence on the Effective Date and shall continue for a period of one (1) year (the “Initial Term”) unless either Party terminates the Employee’s employment in accordance with Sections 1.3, 1.4 or 1.5 below; provided that on the one (1) year anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year (each a “Renewal Term” and, together with the Initial Term, the “Term”), unless either Party provides written notice of its intention not to extend the term of the Agreement at least sixty (60) days prior to the applicable Renewal Date. In addition, following the Initial Term, either party may terminate this Agreement in accordance with Sections 1.3, 1.4 or 1.5 below.

1.3 Termination by Employee for Good Reason. The Employee may terminate this Agreement and Employee’s employment at any time for Good Reason. For purposes of this Agreement, “Good Reason” means Employee voluntarily terminates Employee’s employment with the Company after the occurrence of one or more of the following circumstances, without Employee’s advance written consent: (i) a material reduction in Employee’s Annual Base Salary or (ii) any material diminution in the level of Employee’s job title. Any event described above shall constitute Good Reason only if Employee provides the Company with written notice of the basis for a Good Reason termination (and specifying in reasonable detail the actions or inactions giving rise thereto) within sixty (60) days of the initial actions or inactions of the Company giving rise to such Good Reason. The notice must specify an effective date of termination that is not less than thirty (30) days, nor more than forty-five (45) days, after the date of the written notice, and Employee agrees that should the Company remedy the basis as reasonably determined by Employee for such resignation prior to the effective date of termination specified in Employee’s written notice, then Employee’s resignation will not be considered a resignation for Good Reason.

1.4 Termination by the Company for Cause. The Company may terminate this Agreement and the Employee’s employment immediately and at any time for Cause. For purposes of this Agreement, “Cause” shall mean (i) poor performance, gross negligence or willful misconduct with respect to the performance of Employee’s duties for the Company, which, for clarity, shall include all duties expected to be performed by a competent and diligent Chief Financial Officer of a publicly listed company including but not limited to the preparation and submission of all filings and financial and accounting information on a timely basis; (ii) Employee’s breach or violation, in any material respect, of any agreement between Employee and the Company, or any policy of the Company, including but not limited to the Company’s Confidential Information and Invention Assignment Agreement; (iii) Employee’s commission of a material act of dishonesty or breach of trust with regard to the Company; or (iv) Employee’s performance of any act or omission with respect to which, if Employee were prosecuted, would constitute a felony or a misdemeanor involving a crime of dishonesty, fraud or moral turpitude. In all cases, Cause shall be determined in the Company’s sole discretion.

1.5 Notwithstanding the foregoing, (i) the Company may terminate the Agreement and Employee’s employment at any time without Cause by providing Employee with one (1) month’s notice in accordance with Section 4.5 below or pay in lieu thereof and (ii) the Employee may terminate the Agreement and Employee’s employment at any time without Good Reason by providing the Company with one (1) month’s notice in accordance with Section 4.5. The Parties acknowledge and agree that if Employee fails to provide one (1) month’s notice of the termination of this Agreement and Employee’s employment in accordance with the terms of this Agreement, it would be difficult or impossible to determine with precision the amount of damages that would or might be incurred by the Company as a result. It is therefore understood and agreed by the Parties that in such event, the Employee will be responsible for an amount equal to one (1) month of the Employee’s then current Annual Base Salary, which would be in the nature of liquidated damages, and not a penalty, and represent a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such breach. Nothing contained herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach.

1.6 Position. Employee shall be employed as the Chief Financial Officer of the Company, an exempt position, and shall report to the Executive Chairman and Interim Chief Executive Officer of the Company (currently, Michael Breen). Employee shall perform such duties, and have such power, authority, functions, and responsibilities for the Company as are commensurate and consistent with this position, including, but not limited to all duties expected to be performed by a competent and diligent Chief Financial Officer of a publicly listed company, which shall include the preparation and submission of all filings and financial and accounting information on a timely basis, operating within such established guidelines, plans or policies as may be established, modified, or approved by the Chief Executive Officer of the Company from time to time. Employee’s principal place of employment will be the Employee’s home office located in California, subject to any necessary business travel within and outside the United States. Employee must inform the Company in a timely manner and receive consent before relocating out of California.

1.7 Other Business Affiliations. During Employee’s employment with the Company, Employee will devote Employee’s entire business time, attention, skill and energy on a full-time and exclusive basis to the business of the Company, and will perform the duties and carry out the responsibilities assigned to Employee to the best of Employee’s ability, in a diligent, trustworthy, businesslike and efficient manner for the advancement of the best interests of the Company. During Employee’s employment with the Company, Employee will not, without the prior written consent of the Company, assume any other employment, engage in any other business or occupation, become an officer, employee, agent or consultant for any other company, firm or individual, or otherwise devote any time to any business affiliation which would prevent Employee from performing, conflict with, or create an appearance of conflict with Employee’s duties and obligations under this Agreement.

Article II.
COMPENSATION AND BENEFITS

2.1 Annual Base Salary. As full compensation for the services rendered by Employee pursuant to this Agreement, Employee shall be paid a gross annual base salary of $375,000 (“Annual Base Salary”), less deductions and withholding required by law or approved by Employee, paid in accordance with the Company’s normal and customary payroll practices.

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2.2 Reimbursable Expenses. Employee shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by Employee in connection with the performance of Employee’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures. Any reimbursements by the Company to Employee of any eligible expenses under this Agreement, other than reimbursements that would otherwise be exempt from income or the application of Internal Revenue Code (the “Code”) Section 409A, (“Reimbursements”) will be made promptly and, in any event, on or before the last day of Employee’s taxable year following Employee’s taxable year in which the expense was incurred. The amount of any Reimbursements, and the value of any in-kind benefits to be provided to Employee under this Agreement, other than in-kind benefits that would otherwise be exempt from income or the application of Code Section 409A, during any of Employee’s taxable years will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other of their taxable years. The right to Reimbursements, or in-kind benefits, will not be subject to liquidation or exchange for another benefit.

2.3 Bonus. Employee is eligible to earn an annual discretionary bonus (the “Annual Bonus”) equal to forty percent (40%) of the Annual Base Salary, less deductions and withholding required by law or approved by Employee, subject to the achievement of Company and individual performance goals, to be established by the Company, by December 31 of the immediately preceding calendar year, as determined in the Company’s sole discretion. For calendar year 2024, the Company will provide the applicable Company and individual performance goals on or shortly after the Effective Date. For the avoidance of doubt, the Annual Bonus in calendar year 2024, if earned, will be prorated based on the Effective Date. The Annual Bonus, if any, earned for a calendar year shall be paid to Employee as soon as reasonably practicable following the determination of the attainment level of the performance conditions applicable to the Annual Bonus, provided that such Annual Bonus will only be earned and payable if the Employee remains employed by the Company through the date on which the Annual Bonus is paid out.

2.4 Benefits. Employee will be eligible to participate in all Company health, medical, dental, disability and insurance plans and such other employee benefits, if any, as the Company may establish for its employees and as may be modified or terminated by the Company from time to time in accordance with the terms of the plans.

2.5 Equity Awards. As soon as reasonably practicable after the third month following the Effective Date, the Company shall consider Employee’s eligibility to be granted a long-term performance award over the shares of the common stock of the Company.

2.6 Vacation. Employee will be entitled to 20 days of vacation (“Vacation”) per full calendar year (prorated for partial years), to be taken for any reason, including vacation or other personal time away from work, at times agreed upon by Employee and the Company, subject to applicable law. Employee’s Vacation entitlement is not granted on the Effective Date, but rather will accrue on a pro-rata basis (i.e., at a rate of 1.67 days per month) with every month of active employment after the Effective Date. Employee’s accrued but unused Vacation will carry over from year to year. However, Employee may only accrue Vacation up to a maximum of one and one-half times the annual accrual amount. When the maximum accrual level is reached, accrual will cease until Employee has used previously accrued Vacation and their accrued but unused Vacation falls below the maximum accrual amount. Employee will not receive retroactive credit for any period of time in which Employee did not accrue Vacation because Employee had reached the maximum accrual leave. On termination of employment, the Company will pay Employee for any accrued but unused Vacation.

2.7 Paid Sick Leave. Employee will also be entitled to six (6) days each full calendar year (prorated for partial years), which will be subject to the terms of the Company’s sick time policy in effect at any time. Employee will not carry over unused paid sick leave from one year to the next and unused sick days will not paid out on termination of employment.

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Article III.
Remuneration upon Termination of Employment.

3.1 Remuneration upon Termination by the Company without Cause or Resignation by the Employee with Good Reason. Upon termination of Employee’s employment with the Company for any reason, Employee will be entitled to: (a) any accrued and unpaid Annual Base Salary through the date of termination, (b) reimbursement for any business expenses properly incurred for which Employee shall not have been previously reimbursed, (c) any accrued but unpaid Vacation, and (d) any other amounts required by applicable law (collectively the “Accrued Amounts”). In addition, in the event of termination by the Company without Cause or resignation by the Employee with Good Reason, subject to the Employee complying with executing a separation and release agreement in a form satisfactory to the Company, Employee shall receive: (i) for a termination or resignation that occurs during the first six months following the Effective Date, a cash severance equal to two (2) months of the Employee’s then current Annual Base Salary or (ii) for a termination or resignation that occurs any time thereafter, a cash severance equal to five (5) months of the Employee’s then current Annual Base Salary, in either case less deductions and withholding required by law, payable in a lump sum within 70 days of the Employee’s termination of employment (or such shorter period as may allow the severance payment to be exempt from Code Section 409A).

3.2 Remuneration upon Termination by the Company with Cause or by the Employee without Good Reason. Upon termination of Employee’s employment by the Company with Cause or by the Employee without Good Reason, Employee will only be entitled to the Accrued Amounts.

3.3 No Further Obligations of the Company. Except as expressly provided in this Article 3, following the termination of Employee’s employment with the Company, the Company will have no further obligation or liability to Employee or Employee’s heirs, administrators or executors with respect to compensation, severance, bonus or any other benefits except as provided by any benefit plan or by law.

Article IV.
MISCELLANEOUS PROVISIONS

4.1 Conditions to Employment. This offer is contingent on:

a)	Verification of Employee’s right to work in the United States, as demonstrated by Employee’s completion of the Form I-9 upon hire and Employee’s submission of acceptable documentation (as listed on the last page of the Form I-9) verifying Employee’s identity and work authorization within three (3) days of starting employment.

b)	Employee signing the Confidential Information and Invention Assignment Agreement (“CIIAA”) attached hereto as Attachment A.

c)	Employee signing the Mutual Arbitration Agreement attached hereto as Attachment B.

4.2 No Breach of Duty. Employee represents that Employee’s performance of this Agreement and employment with the Company does not and will not breach any agreement or duty to keep in confidence proprietary information acquired by Employee before their employment with the Company. Employee has not and will not enter into any agreement, either written or oral, in conflict with this Agreement. Employee represents that they are not currently restricted from being employed by the Company or entering into this Agreement.

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4.3 Notice. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered, if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by electronic mail with confirmation of transmission (or, the first business day following such transmission if the date of transmission is not a business day), or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, or individual as a Party may designate by notice to the other Parties):

If to the Employee:	Alan Urban

[****]

Email: [****]

If to the Company:	c/o GT Biopharma, Inc.

8000 Marina Blvd. Suite 100. Brisbane CA 94005

Attn: Michael Breen

Email: mb@gtbiopharma.com

4.4 Code Section 409A. The Parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to be exempt from or to otherwise comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will be exempt from, or otherwise comply with, the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement will be exempt from or otherwise comply with Code Section 409A, or any other provisions of federal, state, local, or non-United States laws. None of the Company, its affiliates, or their respective directors, officers, employees or advisors shall be liable to Employee (or any individual claiming a benefit through Employee) for any tax, interest, or penalties that Employee may owe as a result of compensation or benefits paid under this Agreement, and the Company and its affiliates shall have no obligation to indemnify, reimburse, or otherwise protect Employee from the obligation to pay any taxes pursuant to Code Section 409A or otherwise. For purposes of this Agreement, the terms “terminate,” “termination,” “termination of employment,” and variations thereof as used in this Agreement, are intended to mean a termination of employment that constitutes a “separation from service” as such term is defined under Code Section 409A, to the extent necessary or advisable to comply with Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that any payment to Employee or any benefit hereunder is made upon, or by reference to, Employee’s termination of employment, and Employee is a “specified employee” (as that term is defined under Code Section 409A) upon the Employee’s termination of employment, and provided further that such payment or benefit does not otherwise qualify for an applicable exemption from Code Section 409A, then no such payment or benefit shall be paid or commenced to be paid to Employee under this Agreement until the date that is the earlier to occur of: (i) Employee’s death, or (ii) six (6) months and one (1) day following Employee’s termination of employment (the “Delay Period”). Any payments which Employee would otherwise have received during the Delay Period shall be payable to Employee in a lump sum on the date that is six (6) months and one (1) day following the effective date of Employee’s termination.

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4.5 Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

4.6 Entire Agreement; Employment Amendments; Waiver. This Agreement, together with the CIIAA and the Mutual Arbitration Agreement, contains the entire agreement and understanding between the Parties hereto concerning the subject matter hereof and supersede and replace all prior or contemporaneous agreements or understandings between the Parties. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by Employee and an authorized representative of the Company. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions, rights or elections or in any way effect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or other provisions, rights or elections which it may have under this Agreement.

4.7 Successors and Assigns: Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the Parties, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. Employee’s obligations under this Agreement are personal to Employee and may not be delegated.

4.8 Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of California, provided that disputes arising out of this Agreement will be subject to the Mutual Arbitration Agreement attached hereto as Attachment B and the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.).

4.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

“Employee”		“Company”

GT Biopharma, Inc.

By:		By:
	ALAN LOUIS URBAN		MICHAEL BREEN
		Title:	EXECUTIVE CHAIRMAN & INTERIM CHIEF EXECUTIVE OFFICER

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ATTACHMENT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

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ATTACHMENT B

MUTUAL ARBITRATION AGREEMENT

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